Exhibit 99.1

Union First Market Bank Announces Management Change

Richmond, Va., April 2, 2012 – Union First Market Bankshares Corporation (NASDAQ: UBSH) today announced that D. Anthony “Tony” Peay has been named Chief Banking Officer for Union First Market Bank and will continue as Executive Vice President. David J. Fairchild will remain as President of Union First Market Bankshares and remain on its Board focusing on strategic initiatives such as non-banking lines of business and business combinations.

“By giving Tony and Dave an opportunity to focus on different aspects of our business we will broaden the skill set of our management team and bring their perspective and leadership to those areas of our business,” said G. William Beale, Chief Executive Officer for Union First Market Bankshares. “Having a strong leadership team has been a key to Union’s growth over the years and today’s announcement enables us to build our team for the future as we strive to become Virginia’s next great bank.”

Peay, 52, previously Executive Vice President and Chief Financial Officer, has been CFO of Union First Market Bank since joining the Company in 1994 and was named EVP in 2003. He will continue to serve as CFO until a replacement has been named. The Company is conducting a search for the position.

Fairchild, 60, was named President of Union First Market Bankshares, EVP and Chief Banking Officer of Union First Market Bank in February 2010 and is a member of the board of directors of Union First Market Bankshares.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 98 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications